Exhibit 1

HealthTab™ to Expand Across North East London

VANCOUVER, BRITISH COLUMBIA – January 14, 2026) – AVRICORE HEALTH INC. (TSXV: AVCR) (the “Company” or “Avricore”) today announced the planned expansion of its HealthTab™ platform across North East London (NEL), with deployment to an additional 70 community pharmacy sites, building on the success of its NHS-linked cardiovascular programmes delivered in collaboration with Barts Health NHS Trust.

The programme has attracted national attention, including recent coverage by BBC News highlighting the growing role of community pharmacies in delivering cardiovascular care. The additional sites are expected to be deployed in the coming weeks, reflecting strong pharmacy engagement, increasing clinical demand, and alignment with NHS priorities to shift more care from hospital settings into the community.

“This programme is helping to set a new standard for how point-of-care testing can be delivered effectively and responsibly through community pharmacies, while meeting the clinical and governance expectations of the NHS,” said Rodger Seccombe, CEO of Avricore Health.

The planned deployment reinforces Avricore’s strategic focus on the UK and demonstrates the scalability of HealthTab™ within complex NHS environments. As pharmacy services continue to expand nationally, HealthTab™ is well positioned for further growth across England in both preventive and treatment-linked care pathways.

HealthTab™ at the Core of Scalable, Integrated POCT

HealthTab™ is a complete, turnkey solution for community-based POCT networks, combining best-in-class instruments, cloud software, standardized workflows, and comprehensive training and support. At its center is a secure, cloud-based platform that seamlessly connects point-of-care analyzers, patient results, and QC data into a unified digital infrastructure for distributed testing environments.

This fully integrated approach ensures quality-assured testing, consistent data capture across all locations, and real-time analytics for public-health reporting and performance monitoring, while dramatically reducing implementation complexity for participating sites.

Commitment to Quality and Accuracy

HealthTab™ is designed to meet the highest standards of analytical performance and reliability. Through its partnership with CEQAL Inc., a world-leading reference method laboratory and member of the CDC Cholesterol Reference Method Laboratory Network (CRMLN), HealthTab operates a comprehensive quality management program that mirrors the rigour of accredited clinical laboratories.

The program includes centralized lot monitoring of reagents, internal quality-control procedures, regular external quality-assessment (EQA) events, and expert oversight services to support the accuracy, consistency, and traceability of results to internationally recognized reference standards across participating sites.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at advancing pharmacy practice and patient care. Through its flagship offering HealthTab™, a wholly owned subsidiary, the Company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

info@avricorehealth.com

avricore.com

Cautionary Note Regarding Forward-Looking Statements:

Information in this press release that involves Avricore Health’s expectations, plans, intentions, or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the completion of the placement and the expected timing thereof and the Company’s expected use of proceeds from the placement; the unique features that the HealthTab™ platform offers to pharmacists and patients. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a few risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

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